Exhibit 99.1

LBI Media, Inc. Reports Fourth Quarter and Full Year 2009 Results

Burbank, CA – April 12, 2010 – LBI Media, Inc. reports its financial results for the fourth quarter and year ended December 31, 2009.

The following discussion and analysis of our financial condition and results of operations incorporates restated financial results (other than the results for dates as of, and periods ended, December 31, 2009). Due to our restatement for accounting errors relating to (i) the treatment of certain temporary state tax credits and (ii) the classification and valuation of certain deferred tax accounts relating to our indefinite-lived intangible assets, all prior period comparisons contained within this press release reflect restated financial results.

For the three months ended December 31, 2009, net revenues decreased by $0.2 million, or 1.0%, to $25.9 million, from $26.1 million for the same period in 2008. Net revenues for the year ended December 31, 2009 decreased by $13.4 million, or 11.5%, to $102.9 million, from $116.3 million for the same period in 2008.

In December 2009, the company completed the sale of its radio station KSEV-AM in our Houston, Texas market for approximately $6.5 million in cash. In accordance with Accounting Standards Codification (“ASC”) 360 “Impairment or Disposal of Long-Lived Assets”, the company has reported the operating results of KSEV-AM for all periods presented in discontinued operations within its consolidated statements of operations.

Commenting on the company’s earnings results, Lenard Liberman, Chief Executive Officer and President said, “While the current economic environment still presents challenges for the broadcasting industry, we are encouraged by the sequential improvement we have seen in our total revenues since the second quarter. Our television segment returned to revenue growth during the fourth quarter as our stations in Los Angeles, Houston and Dallas recorded improved results.

“EstrellaTV, our national television network, continues to post very positive results. Our roster of affiliates continues to grow as we reached agreements with stations in California and Texas, including Bakersfield, Palm Springs, Odessa-Midland and Santa Barbara, the 29th, 38th, 40th and 44th largest Hispanic markets in the U.S., respectively. Together with our owned and operated stations, our affiliated stations, and upon completion of the purchase of the Denver and Chicago television station assets, we will have distribution in 30 markets covering 75% of U.S. Hispanic television households. We have a number of additional affiliation agreements pending and continue to pursue other distribution opportunities in Hispanic markets throughout the U.S.

“In March, Estrella TV also successfully debuted as a Nielsen rated broadcast network. In its first overnight ratings results, Estrella TV ranked fourth among the many nationally rated Spanish language networks and continues to hold that position in prime time. As we add to our affiliates in key Hispanic markets and improve our distribution platform, we expect our ratings to improve.

“As we move forward in 2010, we remain committed to strengthening our programming lineup, delivering ratings gains across our radio and TV properties, further expanding EstrellaTV’s reach and capturing strong national network ratings, and monetizing our growing audiences. Given our strong market position, attractive radio and TV broadcasting assets, and the successful launch of our EstrellaTV network, we believe we are well positioned to deliver improved performance in 2010.”

Results for the Three Months Ended December 31, 2009

Net revenues decreased by $0.2 million, or 1.0%, to $25.9 million for the three months ended December 31, 2009, as compared to $26.1 million for the same period in 2008. The change was primarily attributable to decreased advertising revenue in both our radio and television segments, reflecting the general decline in the advertising industry consistent with the continued downturn in the local and U.S. economies.

Net operating expenses decreased by $47.6 million, or 67.6%, to $22.8 million for the three months ended December 31, 2009, as compared to $70.4 million for the same period in 2008. This decrease was primarily related to $45.1 million of broadcast license impairment charges recorded in the fourth quarter of 2008, while no broadcast license impairment charges were recorded in the same period in 2009. Excluding the impact of the broadcast license impairment charges, net operating expenses decreased by $2.5 million, or 9.8%, from $25.3 million in 2008. This decrease was the result of a $2.4 million decrease in selling, general and administrative expenses, primarily due to lower sales commission expenses, reflecting lower net revenues and commission payout rates. There was also a $1.8 million decrease in loss on sale and disposal of property and equipment primarily as a result of 2009 write-offs of obsolete property and equipment across all our markets being less than those taken in our Texas markets in 2008. These decreases were partially offset by a $1.7 million increase in program and technical expenses, primarily resulting from expenses related to the production of one our new television shows, “Tengo Talento, Mucho Talento.”

Adjusted EBITDA(1) increased by $0.4 million, or 5.6%, to $6.4 million for the three months ended December 31, 2009, as compared to $6.0 million for the same period in 2008. This change was primarily the result of the decrease in selling, general and administrative expenses, partially offset by the modest decline in radio and television advertising revenues and increase in program and technical expenses, as described above.

Income from discontinued operations, net of income taxes, increased to $0.7 million for the three months ended December 31, 2009, as compared to $0.2 million for the same period in 2008, a change of $0.5 million.

We recognized net income of $0.2 million for the three months ended December 31, 2009, as compared to a loss of $49.4 million for the same period in 2008, a change of $49.6 million. This change was primarily attributable to the $47.3 million decrease in operating loss, primarily due to the absence of broadcast license impairment charges in the fourth quarter of 2009 and a $4.2 million increase in interest rate swap income, partially offset by an income tax benefit of $2.6 million for the three months ended December 31, 2009, as compared to an income tax benefit of $5.6 million for the same period in 2008.

Results for the Year Ended December 31, 2009

Net revenues decreased by $13.4 million, or 11.5%, to $102.9 million for the year ended December 31, 2009, from $116.3 million for the same period in 2008. The change was primarily attributable to decreased advertising revenue in both our radio and television segments, reflecting the general decline in the advertising industry consistent with the continued downturn in the local and U.S. economies. However, these declines were partially offset by incremental revenue from our EstrellaTV national television network.

Total operating expenses increased by $28.0 million, or 15.7%, to $206.3 million for the year ended December 31, 2009, as compared to $178.3 million for the same period in 2008. The increase was primarily the result of a $34.8 million increase in broadcast license impairment charges. Excluding the impact of the impairment charges, total operating expenses decreased by $6.7 million, or 7.8%, to $79.8 million for the year ended December 31, 2009. This decrease was primarily the result of a $3.2 million decrease in selling, general and administrative expenses, primarily due to lower sales commission expenses, reflecting lower net revenues and commission payout rates. The decrease was also due to a reduction in employee benefit costs and a $1.6 million decline in program and technical expenses, primarily reflecting the increase in the period over which certain in-house television production costs are amortized. This decline in program and technical expenses was partially offset by an increase in music license and ratings service fees. In addition, there was a decrease in the loss on sale and disposal of property and equipment primarily as a result of our 2009 write-offs of obsolete property and equipment across all our markets being less than those taken in our Texas markets in 2008 and the absence in 2009 of prior year disposals related to Hurricane Ike.

Adjusted EBITDA(1) decreased by $8.6 million, or 19.8%, to $34.6 million for the year ended December 31, 2009, from $43.2 million for the same period in 2008. This change primarily reflects the decrease in net revenue of $13.4 million, partially offset by decreases in operating expenses as discussed above.

Discontinued operations, net of income taxes, increased to $1.4 million for the year ended December 31, 2009, as compared to $1.2 million for the same period in 2008, a change of $0.2 million. The increase was primarily attributable to the gain, net of incomes taxes, on the sale of radio station KSEV-AM, partially offset by a $0.3 million broadcast license impairment charge recognized during the year ended December 31, 2009, as compared to no impairment charge recorded during the corresponding period in 2008.

We recognized a net loss of $107.3 million for the year ended December 31, 2009, as compared to $87.3 million for the same period in 2008. This change was primarily attributable to the $34.8 million increase in broadcast license impairment charges partially offset by a $13.1 million increase in income tax benefit.

Restatement

On March 26, 2010, our board of directors, upon the identification by and recommendation of management, concluded that our previously issued consolidated financial statements for (i) the fiscal years ended December 31, 2008, 2007 and 2006 included in our Annual Reports that include those fiscal years, and (ii) the interim periods within the fiscal years ended December 31, 2009, 2008, 2007 and 2006 included in our Quarterly Reports that include those interim periods should no longer be relied upon because of errors in those financial statements. We restated the previously issued consolidated financial statements for the fiscal year ended December 31, 2008 and the previously issued consolidated statements of operations, consolidated statements of cash flows and consolidated statements of stockholder’s equity for the fiscal year ended December 31, 2007 in our Annual Report for the fiscal year ended December 31, 2009. The restatement related to accounting errors involving the treatment of certain temporary state tax credits and the classification and valuation of certain deferred tax accounts relating to our indefinite-lived intangible assets.

2009 Conference Call

We will host a conference call to discuss our financial results for 2009 on Monday, April 12, 2010 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (888) 311-6662 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. 2009 Results Conference Call”, and providing confirmation code 3859483 to the operator. The conference call will be recorded and made available for replay through Friday, April 16, 2010. Investors may listen to the replay of the call by dialing (888) 203-1112, then entering the passcode 3859483.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

Results for LBI Media, Inc.’s year ended December 31, 2009 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. We own 21 radio stations (fifteen FM and six AM) and seven television stations in greater Los Angeles, California (including Riverside, San Bernardino and Orange counties), Houston, Texas, Dallas-Ft. Worth, Texas, San Diego, California, New York, New York, Salt Lake City, Utah and Phoenix, Arizona, and have entered into asset purchase agreements to purchase selected assets of two additional television stations serving the Denver, Colorado and Chicago, Illinois markets. We own three television production facilities that we use to produce television programming. We are affiliated with twenty-one television stations in various states serving specific market areas including seven in Texas, four in Florida, five in California and one each in Arizona, Nevada, New Mexico, New York and Oregon.

(1) We define Adjusted EBITDA as net income or loss less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, gain or loss on sale of investments, net interest expense, interest rate swap expense or income, impairment of broadcast licenses, depreciation and amortization, stock-based compensation expense and other non-cash gains or losses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items, our discontinued operations and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net cash (used in) provided by operating activities to Adjusted EBITDA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
		(As Restated)		(As Restated)
Net revenues	$25,859	$26,109	$102,921	$116,312
Operating expenses:
Program and technical, exclusive of depreciation shown below	8,718	7,020	24,848	26,427
Promotional, exclusive of depreciation shown below	1,184	1,087	3,323	3,426
Selling, general and administrative, exclusive of depreciation shown below	9,610	11,986	40,132	43,239
Depreciation	2,444	2,536	9,703	9,943
Loss on sale and disposal of property and equipment	866	2,682	1,807	3,506
Impairment of broadcast licenses	—	45,074	126,543	91,740

Total operating expenses	22,822	70,385	206,356	178,281

Operating income (loss)	3,037	(44,276)	(103,435)	(61,969)
Interest expense, net of amounts capitalized	(7,086)	(7,381)	(28,300)	(29,811)
Interest rate swap income (expense)	802	(3,419)	2,393	(3,433)
Equity in losses of equity method investment	(9)	(67)	(112)	(280)
Impairment of equity method investment	—	1	—	(160)
Interest and other income	130	9	496	27

Loss from continuing operations before benefit from income taxes	(3,126)	(55,133)	(128,958)	(95,626)
Benefit from income taxes	2,634	5,576	20,261	7,191

Loss from continuing operations	(492)	(49,557)	(108,697)	(88,435)

Income from discontinued operations, net of income taxes (including gain on sale of assets of $1,245, $0, $1,245 and $0, respectively)	710	194	1,398	1,156

Net income (loss)	$218	$(49,363)	$(107,299)	$(87,279)

Adjusted EBITDA (2)	$6,354	$6,016	$34,646	$43,220

(2) Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net cash provided by operating activities to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Net revenues:
Radio	$14,138	$15,410	-8%	$59,120	$65,301	-9%
Television	11,721	10,699	10%	43,801	51,011	-14%

Total	$25,859	$26,109	-1%	$102,921	$116,312	-12%

Total operating expenses before stock-based compensation expense, depreciation, loss on sale and disposal of property and equipment and impairment of broadcast licenses:
Radio	$9,176	$9,870	-7%	$34,597	$34,570	0%
Television	10,329	10,223	1%	33,678	38,522	-13%

Total	$19,505	$20,093	-3%	$68,275	$73,092	-7%

Stock-based compensation expense:
Corporate	$7	$—	100%	$28	$—	100%

Total	$7	$—	100%	$28	$—	100%

Depreciation:
Radio	$1,241	$1,261	-2%	$4,841	$5,029	-4%
Television	1,203	1,275	-6%	4,862	4,914	-1%

Total	$2,444	$2,536	-4%	$9,703	$9,943	-2%

Loss on sale and disposal of property and equipment:
Radio	$150	$930	-84%	$182	$1,355	-87%
Television	716	1,752	-59%	1,625	2,151	-24%

Total	$866	$2,682	-68%	$1,807	$3,506	-48%

Impairment of broadcast licenses:
Radio	$—	$26,351	-100%	$79,040	$60,340	31%
Television	—	18,723	-100%	47,503	31,400	51%

Total	$—	$45,074	-100%	$126,543	$91,740	38%

Operating income (loss):
Radio	$3,571	$(23,002)	116%	$(59,540)	$(35,993)	-65%
Television	(527)	(21,274)	98%	(43,867)	(25,976)	-69%
Corporate	(7)	—	-100%	(28)	—	-100%

Total	$3,037	$(44,276)	107%	$(103,435)	$(61,969)	-67%

Adjusted EBITDA (3):
Radio	$4,962	$5,540	-10%	$24,523	$30,731	-20%
Television	1,392	476	192%	10,123	12,489	-19%

Total	$6,354	$6,016	6%	$34,646	$43,220	-20%

(3) See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income (loss) for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2009	December 31, 2008
		(As Restated)
Assets
Current assets:
Cash and cash equivalents	$178	$450
Accounts receivable, net	18,745	18,244
Current portion of program rights, net	507	457
Amounts due from related parties	387	175
Current portion of notes receivable from related parties	—	457
Current portion of employee advances	241	744
Prepaid expenses and other current assets	1,258	1,993
Assets held for sale	1,403	—

Total current assets	22,719	22,520

Property and equipment, net	91,989	95,745
Broadcast licenses, net	161,660	292,343
Deferred financing costs, net	5,915	7,186
Notes receivable from related parties, excluding current portion	3,024	2,399
Employee advances, excluding current portion	1,529	888
Program rights, excluding current portion	6,734	738
Notes receivable from LBI Media Holdings, Inc.	17,839	9,926
Other assets	4,747	5,420

Total assets	$316,156	$437,165

Liabilities and shareholder’s (deficiency) equity
Current liabilities:
Cash overdraft	$494	$395
Accounts payable	2,874	4,414
Accrued liabilities	5,535	3,936
Accrued interest	8,610	8,542
Amounts due to LBI Media Holdings, Inc.	1,956	—
Current portion of long-term debt	1,355	1,347

Total current liabilities	20,824	18,634

Long-term debt, excluding current portion	375,486	369,615
Fair value of interest rate swap	5,234	7,627
Deferred income taxes	18,482	37,673
Other liabilities	1,579	1,684

Total liabilities	421,605	435,233

Shareholder’s (deficiency) equity:
Common stock	—	—
Additional paid-in capital	101,774	101,856
Accumulated deficit	(207,223)	(99,924)

Total shareholder’s (deficiency) equity	(105,449)	1,932

Total liabilities and shareholder’s (deficiency) equity	$316,156	$437,165

Results of Operations (continued):

The table set forth below reconciles net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands)
Net cash provided by operating activities	$2,815	$10,744	$2,986	$16,154
Add:
Income tax benefit	(2,634)	(5,576)	(20,261)	(7,191)
Interest expense and interest and other income, net	6,956	7,372	27,804	29,784
Less:
Effect of discontinued operations	530	(212)	(485)	(1,232)
Amortization of deferred financing costs	(321)	(301)	(1,271)	(1,215)
Amortization of discount on subordinated notes	(71)	(62)	(275)	(251)
Amortization of program rights	(3,124)	(180)	(5,231)	(593)
Provision for doubtful accounts	(741)	(977)	(2,401)	(1,906)
Loss on sale and disposal of property and equipment	—	62	—	—

Changes in operating assets and liabilities:
Cash overdraft	(494)	(395)	(99)	(395)
Accounts receivable	(1,332)	(3,123)	2,572	2,370
Program rights	5,039	(454)	11,277	705
Amounts due from related parties	4	22	24	61
Prepaid expenses and other current assets	(503)	661	(735)	696
Employee advances	123	6	137	424
Accounts payable and accrued liabilities	875	(1,583)	(530)	(1,086)
Accrued interest	(4,730)	(4,895)	(68)	159
Deferred income taxes	1,863	5,034	19,191	6,796
Other assets and liabilities	2,099	(127)	2,011	(60)

Adjusted EBITDA	$6,354	$6,016	$34,646	$43,220

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for our radio segment:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands)
Radio division operating income (loss)	$3,571	$(23,002)	$(59,540)	$(35,993)
Depreciation	1,241	1,261	4,841	5,029
Loss on sale and disposal of property and equipment	150	930	182	1,355
Impairment of broadcast licenses	—	26,351	79,040	60,340

Radio division Adjusted EBITDA	$4,962	$5,540	$24,523	$30,731

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for our television segment:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands)
Television division operating income (loss)	$(527)	$(21,274)	$(43,867)	$(25,976)
Depreciation	1,203	1,275	4,862	4,914
Loss on sale and disposal of property and equipment	716	1,752	1,625	2,151
Impairment of broadcast licenses	—	18,723	47,503	31,400

Television division Adjusted EBITDA	$1,392	$476	$10,123	$12,489